Exhibit 4.1













                               TERM LOAN AGREEMENT

                                      among

                        PULASKI FURNITURE CORPORATION and
                         DAWSON FURNITURE COMPANY, INC.,
                                as the Borrowers

                                       and

                         NATIONSBANK, N.A., as the Bank

                                TABLE OF CONTENTS


TABLE OF CONTENTS.............................................................i


ARTICLE I - DEFINITIONS.......................................................1


ARTICLE II - THE TERM LOAN AND TERM LOAN NOTE................................10
         2.1 Term Loan.......................................................10
         2.2 Note............................................................10
         2.3 Disbursement of Loan............................................11


ARTICLE III - INTEREST, NOTICES OF INTEREST PERIODS AND PAYMENTS.............11
         3.1 Selection of Interest Period; Borrowing.........................11
         3.2 Payments........................................................14
         3.3 Payment on Days Other Than Business Days........................14
         3.4 LIBOR Provisions................................................14


ARTICLE IV - PREPAYMENTS.....................................................16
         4.1 Optional Prepayments............................................16
         4.2 Calculation of Loss or Out-of-Pocket Expense....................16
         4.3 Application of Prepayments......................................17
         4.4 No Reborrowing..................................................17


ARTICLE V - REPRESENTATIONS..................................................17
         5.1 Subsidiaries....................................................17
         5.2 Incorporation; Good Standing....................................17
         5.3 Corporate Authority.............................................18
         5.4 Binding Agreements..............................................18
         5.5 Litigation......................................................18
         5.6 No Conflicting Agreements.......................................18
         5.7 Financial Condition.............................................19
         5.8 Employee Benefit Pension Plans..................................19
         5.9 Environmental Law Compliance....................................20
         5.10 Year 2000 Compliance...........................................20


ARTICLE VI - CONDITIONS OF LOAN..............................................21
         6.1 Approval of Bank's Counsel......................................21
         6.2 Evidence of Corporate Action....................................21
         6.3 Opinion of Borrower's Counsel...................................21

         6.4 Acquisition of Seller...........................................22
         6.5 Compliance......................................................22


ARTICLE VII - AFFIRMATIVE COVENANTS..........................................22
         7.1 Financial Statements............................................22
         7.2 Taxes...........................................................23
         7.3 Insurance.......................................................24
         7.4 Corporate Existence.............................................24
         7.5 Properties......................................................24
         7.6 Employee Benefit Pension Plans..................................24
         7.7 Compliance With Laws............................................25
         7.8 Notice of Environmental Matters.................................25
         7.9 Deposit Account.................................................26
         7.10 Repayment of Loans.............................................26
         7.11 Year 2000 Compliance...........................................26


ARTICLE VIII - NEGATIVE COVENANTS............................................26
         8.1 Borrowing.......................................................26
         8.2 Mortgages and Pledges...........................................27
         8.3 Merger, Acquisition or Sale of Assets...........................28
         8.4 Contingent Liabilities..........................................28
         8.5 Investments.....................................................29
         8.6 Capital Expenditures............................................29
         8.7 Sale and Leaseback..............................................29
         8.8 Loans...........................................................29
         8.9 Environmental Law Compliance....................................30
         8.10 Use of Proceeds................................................30
         8.11 Business.......................................................31
         8.12 Accounting.....................................................31
         8.13 Subsidiaries...................................................31


ARTICLE IX - FINANCIAL COVENANTS.............................................31
         9.1 Funded Debt to EBITDA...........................................31
         9.2 Funded Debt to Capitalization...................................33
         9.3 Fixed Charge Coverage Ratio.....................................32


ARTICLE X - EVENTS OF DEFAULT................................................32


ARTICLE XI - MISCELLANEOUS PROVISIONS........................................36
         11.1 Costs and Expenses.............................................36
         11.2 Setoffs........................................................36
         11.3 Cumulative Rights and No Waiver................................36

         11.4 Indemnification of the Bank....................................36
         11.5 Mandatory Arbitration..........................................38
         11.6 Joint and Several Obligations..................................39
         11.7 Notices........................................................40
         11.8 Accounting Terms...............................................41
         11.9 Entire Agreement...............................................41
         11.10 Applicable Law................................................41
         11.11 Amendments, Etc...............................................41
         11.12 Survivorship..................................................42
         11.13 Headings......................................................42
         11.14 Execution in Counterparts.....................................42



Exhibit A         -        Promissory Note
Exhibit B         -        Notice of Borrowing
Exhibit C         -        Notice of Conversion/Continuation
Exhibit D         -        Opinion of Borrowers' Counsel
Exhibit E         -        Form of Compliance Certificate

                               TERM LOAN AGREEMENT


         THIS TERM LOAN AGREEMENT is made as of February 26, 1999, by and among PULASKI FURNITURE CORPORATION ("Pulaski"), a Virginia corporation, and DAWSON FURNITURE COMPANY, INC. ("Dawson"), a Virginia corporation, both of whose principal offices are located at One Pulaski Square, Pulaski, Virginia 24301, and NATIONSBANK, N.A. (the "Bank"), a national banking association with an office located at 302 South Jefferson Street, Roanoke, Virginia 24011-2010.

         Pulaski and Dawson (each, a "Borrower" and collectively, the "Borrowers") have applied to the Bank for a term loan in the amount of Seventeen Million Dollars ($17,000,000), the proceeds of which will be used to acquire the assets of Dawson Heritage Furniture Company, Inc., a Missouri corporation (the "Seller"), for working capital and for other corporate purposes. The Bank is willing to make the term loan to the Borrowers upon the terms and conditions hereinafter set forth.

         ACCORDINGLY, each Borrower and the Bank agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

         "Affiliate" means as to any person, each other person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such person.

         "Agreement" shall mean this agreement as it may be amended from time to time.

         "Applicable Margin" means 0.65% through February 28, 2000. Thereafter, Applicable Margin for any date means the margin amount expressed as a percentage shown by the following table using for the purposes hereof the Ratio of Funded Debt to EBITDA determined as of the last day of the preceding fiscal quarter for the four (4) fiscal quarters ending on such date.

         Funded Debt/EBITDA Ratio                      Applicable Margin
         ------------------------                      -----------------

         2.0 to 1 or less                                   0.40%
         2.01 - 2.50 to 1                                   0.60%
         2.51 - 2.75 to 1                                   0.70%
         2.76 - 3.00 to 1                                   0.80%
         3.01 to 1 or greater                               0.90%

         Any change in the Applicable Margin shall become effective upon the delivery to the Bank of the certificate with respect to the financial statements to be delivered pursuant to Section 7.1 for the fiscal quarter or fiscal year most recently ended, as the case may be, and shall apply to a LIBOR Loan outstanding on and after such delivery date. Notwithstanding the foregoing, at any time during which the Borrowers have failed to deliver to the Bank the certificate referred to above with respect to a fiscal quarter or fiscal year following the date that delivery of financial statements relating to such fiscal quarter or fiscal year are required to be delivered under Section 7.1, the Funded Debt/EBITDA Ratio shall be deemed, solely for the purposes of calculating the Applicable Margin, to be 3.01 to 1 or greater until such time as the Borrowers shall have delivered such certificate and financial statements to the Bank. Upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall automatically and without any prior notice be increased by two percent (2%) per annum.

         "Bank" means NationsBank, N.A., a national banking association.

         "Borrowers" shall mean Pulaski Furniture Corporation, a Virginia corporation, and Dawson Furniture Company, Inc., a Virginia corporation.

         "Business Day" shall mean any day other than Saturday, Sunday or other day on which commercial banks in Roanoke, Virginia are authorized or required to close under applicable laws and, with respect to any LIBOR Loan, a day on which dealings are carried on in the London interbank market.

         "Consolidated Net Worth" means as of any date the sum of capital stock, additional paid in capital and retained earnings of Pulaski and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

         "Current Maturities of Long-Term Debt" means for any period the current maturities for such period determined in accordance with GAAP of any long-term debt of Pulaski and its Subsidiaries, on a consolidated basis.

         "Dawson"  shall  mean  Dawson  Furniture  Company,   Inc.,  a  Virginia
corporation.

         "Default" shall mean any event, act or condition which with the giving of notice or lapse of time or both would constitute an Event of Default.

         "EBITDA," for any period, means the following, without duplication, each calculated for such period: Net Income; plus, to the extent paid or accrued and deducted in determining Net Income, income taxes, interest expense, amortization and depreciation of Pulaski and its Subsidiaries on a consolidated basis determined in accordance with GAAP. For purposes of calculating EBITDA for Pulaski and its Subsidiaries for the four (4) fiscal quarters ending on April 30, 1999, July 31, 1999, October 31, 1999 and January 31, 2000 in order to account for the historical impact of Seller after its acquisition by Dawson, EBITDA shall be determined by adding the amount set forth below to the actual results of the EBITDA calculation for Pulaski and its Subsidiaries:

                              April 30, 1999 -              $2,500,000
                              July 31, 1999 -               $1,875,000
                              October 31, 1999 -            $1,250,000
                              January 31, 2000 -            $625,000

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default" shall have the meaning set forth in Section 10.

         "Fixed Charge Coverage Ratio" means as of the end of any fiscal quarter, for Pulaski and its Subsidiaries on a consolidated basis, the ratio of
(i) the sum of Net Income plus, to the extent paid or accrued and deducted in determining Net Income, interest expense (including, without duplication, the interest portion of any capital lease payments), depreciation, amortization, and rents under operating leases less dividends paid for the four (4) fiscal quarters ending on such date to (ii) the sum of interest expense (including, without duplication, the interest portion of any capital lease payments), Current Maturities of Long-Term Debt due in each such quarter, rents under operating leases, and the principal portion of capital lease payments, all for the four (4) fiscal quarters ending on such date. For purposes of calculating the Fixed Charge Coverage Ratio for Pulaski and its Subsidiaries for the four
(4) fiscal quarters ending on April 30, 1999, July 31, 1999, October 31, 1999 and January 31, 2000 in order to account for the historical impact of Seller after its acquisition by Dawson, the amount determined pursuant to clause (i) above shall be increased by the following amounts:

                              April 30, 1999 -                  $1,647,390
                              July 31, 1999 -                   $1,235,543
                              October 31, 1999 -                $  823,695
                              January 31, 2000 -                $  411,848

         "Funded Debt" means the principal amount of indebtedness for borrowed money and capitalized lease obligations of Pulaski and its Subsidiaries, on a consolidated basis determined in accordance with GAAP.

         "GAAP" means generally accepted accounting principles as promulgated by opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board, consistently applied.

         "Governmental Authority" means the United States of America, any state or other political subdivision thereof and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

         "Hazardous Materials" shall mean all materials defined as hazardous wastes or substances under any local, state or federal environmental laws, rules or regulations and petroleum, petroleum products, oil and asbestos.

         "Interest Period" means the period commencing on the date the Loan or any portion thereof begins to bear interest at a rate based on LIBOR, which shall be the last day of the preceding Interest Period except on the day the Loan is funded, and ending on, but not including, the last day of such period as selected by the Borrowers pursuant to the provisions set forth below. The duration of each Interest Period shall be 1, 3, 6, 9 or 12 months, subject in any case to availability and as the Borrowers may, upon notice received by the Bank, select; provided, however, that whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business

Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, and provided further that any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on, but not include, the last Business Day of such calendar month. In no event shall an Interest Period extend beyond October 31, 2005.

         "LIBOR" means that rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient of (i) the LIBOR Base for the Loan or a portion thereof for such Interest Period divided by (ii) one minus the LIBOR Reserve Percentage for the Loan or such portion thereof for the Interest Period. The definition of LIBOR is illustrated by the following formula:

                  LIBOR =                 LIBOR Base
                           ----------------------------------------
                                 1 - LIBOR Reserve Percentage

         "LIBOR Base" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

         "LIBOR Loan" means all or a portion of the Loan when it bears interest based on LIBOR.

         "LIBOR Reserve Percentage" means for any Interest Period the reserve percentage (expressed as a decimal) applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage is so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any marginal reserve requirement) for the Bank in respect of liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D) having a term equal to such Interest Period.

         "Loan" shall have the meaning set forth in Section 2.1.

         "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, or liabilities of Pulaski and its Subsidiaries (taken as a whole), (ii) the ability of the Borrowers to perform any material obligation under this Agreement or the Note, or (iii) the material rights and remedies of the Bank under this Agreement or the Note.

         "Net Income" means the consolidated net income of Pulaski and its Subsidiaries after the deduction of any income taxes Pulaski is required to pay, determined in accordance with GAAP consistently with the method used by its accountants in the preparation of its annual financial statements.

         "Note" shall have the meaning set forth in Section 2.2.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation as created under ERISA, or any successor thereto under ERISA.

         "Prime Rate" shall mean the rate which the Bank establishes from time to time as its prime rate; any change of interest resulting from a change in the Prime Rate shall be effective on the effective date of each change therein. The Borrowers acknowledge and agree that the Prime Rate is a reference used in determining interest rates on certain loans by the Bank and is not intended to be the lowest rate of interest charged on any extension of credit to any customer.

         "Prime Rate Loan" means the Loan or any portion thereof bearing interest based on the Prime Rate.

         "Pulaski" means Pulaski Furniture Corporation, a Virginia corporation.

         "Pulaski Sales" means Pulaski Foreign Sales Corporation, Inc., a corporation organized under the laws of the U.S. Virgin Islands.

         "Ratio of Funded Debt to Capitalization" means the Ratio of Funded Debt to the sum of Funded Debt and Consolidated Net Worth of Pulaski and its Subsidiaries.

         "Ratio of Funded Debt to EBITDA" means as of the end of any fiscal quarter the ratio of Funded Debt as of such date to EBITDA for the four (4) fiscal quarters ending on such date.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

         "Restricted Subsidiary" means a Subsidiary (i) the total revenues of which equal or exceed 10% of the total revenues of Pulaski and its Subsidiaries (taken as a whole) or (ii) with total assets in excess of $5,000,000.

         "Seller" shall mean Dawson Heritage Furniture Company, Inc.

         "Subsidiary" shall mean as to any person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of Pulaski.

         "Tranche" means any portion of the Loan when it bears interest at an interest rate based on LIBOR for a specified Interest Period and any portion of the Loan when it bears interest at an interest rate based on the Prime Rate.

         "Type" shall mean either a LIBOR Loan or a Prime Rate Loan.

         "UCC" means the Uniform Commercial Code as adopted and in effect from time to time in the Commonwealth of Virginia.

         "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

                                   ARTICLE II

                        THE TERM LOAN AND TERM LOAN NOTE


         2.1 Term Loan. The Bank agrees, subject to the terms and conditions contained herein, to make a term loan (the "Loan") to the Borrowers on or before February 28, 1999, in the amount of Seventeen Million Dollars ($17,000,000).

         2.2 Note. The obligation of the Borrowers to repay the Loan shall be evidenced by the Borrowers' promissory note (the "Note") payable to the order of the Bank at its office at 302 South Jefferson Street, Roanoke, Virginia 24011-2010, or such other place as the Bank may from time to time designate, substantially in the form of Exhibit A attached hereto with the blanks therein appropriately completed, dated as of the date of the Loan in the original principal amount of Seventeen Million Dollars ($17,000,000) and payable in installments as herein provided. A principal installment of Three Hundred Seventy-Five Thousand Dollars ($375,000) will be due and payable on the Note on April 30, 1999, and on each July 31, October 31, January 31 and April 30 thereafter to and including January 31, 2002. A principal installment of Seven Hundred Fifty Thousand Dollars ($750,000) will be due and payable on the Note on April 30, 2002, July 31, 2002, October 31, 2002, and January 31, 2003. A
principal installment of Eight Hundred Seventy-Five Thousand Dollars ($875,000) will be due and payable on April 30, 2003 and on each July 31, October 31, January 31 and April 30 thereafter to and including July 31, 2005. A principal installment of Seven Hundred Fifty Thousand Dollars ($750,000) will be due and payable on October 31, 2005, on which date the entire unpaid principal balance of the Loan and all interest accrued thereon will be due and payable in full. The Note shall bear interest at the rates and interest shall be payable as set forth in Section 3.

         2.3 Disbursement of Loan. The Bank shall disburse the proceeds of the Loan to wire transfer instructions initiated by Pulaski.

                                   ARTICLE III

                          INTEREST, NOTICES OF INTEREST
                              PERIODS, AND PAYMENTS

         3.1      Selection of Interest Period; Borrowing.

         (a) Initial Interest Period. The Borrowers shall give the Bank (i) at least three (3) Business Days' notice of the Loan (which notice may be in writing or by telecopy, telex or telegraph, or by telephone, if immediately confirmed in writing, substantially in the form attached hereto as Exhibit B) (the "Notice of Borrowing") prior to the proposed funding date, of the intention of the Borrowers to borrow hereunder at a rate based on LIBOR and the initial Interest Period or Interest Periods, and in the case of more than one Interest Period, the amount of the Loan to which each is to apply, and (ii) notice on or before the proposed funding date of the intention to borrow based on the Prime Rate. If the Notice of Borrowing is given to the Bank after 12:00 noon (Eastern
Time), it shall be deemed to have been given on the following Business Day. If the Borrowers fail to borrow all or any portion of the Loan after giving a Notice of a Borrowing of all or any portion of the Loan as a LIBOR Loan, it will reimburse the Bank for any loss or out-of-pocket expense incurred by the Bank in connection with such failure to borrow the LIBOR Loan as if such failure to borrow were a prepayment of such LIBOR Loan, computed in accordance with the provisions of Section 4.2.

         (b)      Conversions and Continuations.

                  (i) Subject to the provisions of Sections 3.4(b) and (c) hereof, the Borrowers shall have the option on any Business Day to convert all of the Loan or any Tranche from one Type to another Type or, upon the expiration of any Interest Period, to continue all of the Loan or any Tranche as the same Type with the succeeding Interest Period of such continued Loan or Tranche to commence on the last day of the Interest Period of the Loan or Tranche to be continued; provided, that (A) a LIBOR Loan may be converted into a different or the same Type only on the last day of an Interest Period applicable thereto, (B) no partial conversion of a LIBOR Loan or continuation of a LIBOR Loan, as permitted under this Section 3.1(b), shall reduce the outstanding principal amount of any such Loan or Tranche to less than $1,000,000, (C) no conversion to a LIBOR Loan or continuation of a LIBOR Loan as permitted under this Section 3.1(b) may be made if a Default or Event of Default is then in existence, and
(D) conversions to a LIBOR Loan shall be in amounts equal to at least $1,000,000, or if greater, in integral multiples of $500,000.

                  (ii) Each such conversion or continuation shall be effected by the Borrowers delivering to the Bank a Notice of Conversion/Continuation (substantially in the form of Exhibit C) on or before the date of the proposed conversion to or continuation of a Prime Rate Loan or at least three Business Days before the date of the proposed conversion to or continuation of a LIBOR Rate Loan, each such notice to be given prior to 12:00 P.M. (Roanoke, Virginia time) on the date specified.

                  (iii) In lieu of delivering a Notice of Conversion/Continuation, the Borrowers may give the Bank telephonic notice of the proposed conversion or continuation by the dates and times applicable to the Type; provided, that such notice shall be promptly confirmed in writing by delivery to the Bank of a Notice of Conversion/Continuation. The Bank shall incur no liability to either Borrower in acting upon any telephonic notice referred to above which the Bank believes, in good faith, to have been given by a duly authorized officer of a Borrower or for otherwise acting in good faith under this Section 3.1(b).

                  (iv) Each Notice of Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable, and shall specify the amount of the Loan or Tranche to be so converted into or continued as and, if to be converted to or continued as a LIBOR Loan, the Interest Period to be applicable thereto. Notwithstanding the foregoing or the provisions of Section 3.4 hereof, if an Event of Default is in existence or would result from any proposed continuation of or conversion to a LIBOR Loan, such Loan may not be continued as or converted to a LIBOR Loan but instead shall be automatically converted on the last day of such Interest Period into a Prime Rate Loan.

         (c) Absence of Notice. If, upon the expiration of any Interest Period for a LIBOR Loan, the Borrowers have failed to elect a new Interest Period to be applicable to a LIBOR Loan, the Borrowers shall be deemed to have elected to convert such LIBOR Loan into a LIBOR Loan with an Interest Period of one month effective as of the expiration date of such current Interest Period.

         (d)      Interest Basis; Interest Payment Dates.

                  Borrowers agree to pay interest in respect of the unpaid principal amount of the Loan from the date of the Loan until the Loan is paid in full, at the following rates per annum:

                  (i) during such period that all or a portion of the Loan is a Prime Rate Loan, the Prime Rate;

                  (ii) during such period that all or a portion of the Loan is a LIBOR Loan, LIBOR for the related Interest Period plus the Applicable Margin.

         (e) Interest Payment Dates. Interest on any LIBOR Loan or Prime Rate Loan shall be computed on the basis of the actual number of days elapsed over a year of 365 days and shall be payable in arrears on each January 31, April 30, July 31 and October 31.

         3.2 Payments. The disbursement of the Loan and each payment of the principal of and interest on the Note shall be made in federal or other immediately available funds. For purposes of this provision, collected funds on deposit with the Bank are immediately available funds.

         3.3 Payment on Days Other Than Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day other than a Business Day, except as provided in the definition of Interest Period with respect to a LIBOR Loan, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest to be paid on such date.

         3.4  LIBOR Provisions.

         (a) Increased Costs. If either (i) the introduction of or any change by any central bank or other Governmental Authority (whether or not having the force of law) (including, without limitation, any change by way of imposition or increase of reserve requirements other than those included in the computation of LIBOR but excluding any income tax on the overall income of the Bank) in or in the interpretation of any law or regulation by any central bank or other Governmental Authority (whether or not having the force of law), or (ii) the compliance by the Bank with any guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall result in any actual increase in the cost to the Bank of maintaining a LIBOR Loan or reduce the amount receivable by the Bank on the Loan or any portion thereof, the Borrowers shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost actually incurred or reduction in amount actually received. A certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation shall be submitted to the Borrowers by the Bank and shall be conclusive (absent manifest error).

         (b) LIBOR Deposits Unavailable. If before the beginning of any Interest Period, by reason of circumstances affecting the London interbank market generally, deposits in dollars are not being offered to the Bank, the Bank shall forthwith give notice thereof to the Borrowers, whereupon (unless the Borrowers and the Bank shall have agreed on an alternative method of determining the interest rate for the Loan) at the expiration of any applicable Interest Period any LIBOR Loan shall become a Prime Rate Loan.

         (c) Changes in Law Rendering a LIBOR Loan Unlawful. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any
Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline or directive (whether or not having the force of law) of any such Governmental Authority, shall make it unlawful or impossible for the Bank to maintain a LIBOR Loan, the Bank shall promptly notify the Borrowers, and the obligation of the Bank to have the Loan, or any portion thereof bear interest at a rate based on LIBOR shall forthwith be suspended for the duration of such illegality or impossibility. Upon such notice
(i) if the Bank may lawfully continue to maintain a LIBOR Loan to such day or days, on the last day of each then current Interest Period, unless otherwise agreed to by the Borrowers and the Bank, each LIBOR Loan shall become a Prime Rate Loan, and (ii) immediately if the Bank may not lawfully continue to maintain a LIBOR Loan to such day or days, the Loan shall immediately become a Prime Rate Loan.

         (d) Certificate. The Bank shall furnish to the Borrowers upon request a certificate outlining in reasonable detail the computation of any amounts claimed by it under this Section 3.4 giving rise to a change in LIBOR and the assumptions underlying such computations.

                                   ARTICLE IV

                                   PREPAYMENTS

         4.1 Optional Prepayments. On the last day of any Interest Period, the Borrowers shall have the right without premium or penalty to prepay any LIBOR Loan. At any time and from time to time the Borrowers shall have the right without premium or penalty to prepay all or any portion of a Prime Rate Loan. The Borrowers may prepay all or any part of a LIBOR Loan which bears interest at a rate based on LIBOR at any time and from time to time other than the last day of the Interest Period used in determining such interest rate provided that at the time of such prepayment the Borrowers reimburse the Bank for any loss or out-of-pocket expense incurred by the Bank in connection with such prepayment, computed in accordance with the provisions of Section 4.2.

         4.2 Calculation of Loss or Out-of-Pocket Expense. The loss or out-of-pocket expense resulting from a prepayment of a LIBOR Loan on a day other than the last day of an Interest Period which is applicable to the amount of such prepayment shall be an amount equal to the excess of (i) the interest that would have been received from the Borrowers on the amount prepaid during the remaining portion of the Interest Period in question had the Borrowers not prepaid the Loan or such portion without giving effect to the Applicable Margin or to the provisions of Section 3.4 over (ii) the amount of interest which would have accrued on such funds if the Bank had placed such funds on deposit with a prime bank in the London interbank market from the date of such prepayment until the end of such Interest Period, determined as of the time of such prepayment using an assumed Interest Period which commences on the date of prepayment and ends on the last day of the originally scheduled Interest Period, discounted in each case to the present value using the interest rate then existing on U.S. Treasury obligations maturing as of the end of such Interest Period, as reasonably determined by the Bank. A certificate in reasonable detail setting forth the calculation of such loss or expense, including the amount and method of calculation, shall be submitted to the Borrowers by the Bank and, in the absence of manifest error, shall be conclusive.

         4.3 Application of Prepayments. Each partial prepayment of the Note shall be applied to the installments of principal payable on the Note in the inverse order of their maturity.

         4.4  No Reborrowing. Amounts prepaid on the Loan may not be reborrowed.

                                    ARTICLE V

                                 REPRESENTATIONS


         The Borrowers jointly and severally represent and warrant to the Bank that:

         5.1 Subsidiaries. Pulaski has the following Subsidiaries and none others:
              Pulaski Foreign Sales Corporation, Inc.
              Dawson Furniture Company, Inc.

         5.2 Incorporation; Good Standing. Pulaski is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia and has the corporate power to own its property and to carry on its business activities as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary and in which the failure so to qualify would have a Material Adverse Effect. Dawson is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia and has the corporate power to own its property and to carry on its business activities as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary and in which the failure so to qualify would have a Material Adverse

Effect. Pulaski Sales is a corporation duly organized and existing in good standing under the laws of the U. S. Virgin Islands and has the corporate power to own its property and to carry on its business activities as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary and in which the failure so to qualify would have a Material Adverse Effect.

         5.3 Corporate Authority. Each of Pulaski and its Subsidiaries have full corporate power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver the Note and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary corporate action. No consent or approval of shareholders or consent or approval of, notice to or filing with any public authority is required as a condition to the validity of this Agreement or the Note.

         5.4 Binding Agreements. This Agreement constitutes, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding joint and several obligations of the Borrowers enforceable in accordance with their terms except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and similar laws relating generally to the enforcement of creditors' rights.

         5.5 Litigation. There are no proceedings pending or, so far as the officers of the Borrowers know, threatened before any court or administrative agency that, in the opinion of the officers of the Borrowers, is likely to have a Material Adverse Effect.

         5.6 No Conflicting Agreements. There is no charter, bylaw or preference stock provision of Pulaski or any of its Subsidiaries and no provision of any existing mortgage, indenture, contract or agreement binding on Pulaski or any of its Subsidiaries or affecting their property that would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement or the Note.

         5.7 Financial Condition. The consolidated balance sheet of Pulaski and its Subsidiaries as of November 1, 1998, and the related consolidated statements of income and retained earnings and of cash flows for the period then ended, certified by Ernst & Young LLP, heretofore delivered to the Bank, fairly present the financial condition of Pulaski and its Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Pulaski and its Subsidiaries as of the dates of such balance sheets that are not reflected therein or in the notes thereto. There has been no material adverse change in the financial condition or operations of Pulaski and its Subsidiaries since the dates of said balance sheets. The balance sheet of the Seller as of December 31, 1998, and the related statements of income, stockholders' equity and cash flows for the period then ended, certified by Myers, Baker, Rife and Denham, heretofore delivered to the Bank, fairly present the financial condition of the Seller and the results of its operations and its cash flows as of the date and for the period referred to therein and have been prepared in accordance with GAAP applied on a consistent basis. There are no material liabilities, direct or indirect, fixed or contingent, of the Seller as of the date of such balance sheet that are not reflected therein or in the notes thereto. There has been no material adverse change in the financial condition or operations of the Seller since the date of said balance sheet.

         5.8 Employee Benefit Pension Plans. No fact, including, but not limited to, any Reportable Event as defined in Section 4043 of ERISA exists in connection with any employee benefit plan of Pulaski or any of its Subsidiaries covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with Pulaski or any of its Subsidiaries, are treated as a single employer, under Section 414 of the Internal Revenue Code of 1986, as amended), which could constitute grounds for the termination of any such plan by the PBGC or for the appointment of any trustee to administer such plan by the appropriate United States District Court.

         5.9 Environmental Law Compliance. The conduct of Pulaski's business operations and those of any Subsidiary and the conduct of the proposed business operations of Pulaski and its Subsidiaries following the acquisition of the assets of the Seller by Dawson does not and will not violate any federal laws, rules or ordinances for environmental protection, including, but not limited to, the following: Clean Air Act, 42 U.S.C. ss. 7401, et seq.; Federal Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq.; Solid Waste Disposal Act, 42 U.S.C. ss. 6901, et seq.; Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "SUPERFUND"), 42 U.S.C. ss. 9601, et seq.; National Environmental Policy Act, 42 U.S.C. ss. 4321, et seq.; regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials other than any such violation or violations which will not cause or result in and might not reasonably be expected to cause or result in a Material Adverse Effect.

         5.10     Year 2000 Compliance.

         (a) Pulaski has (i) begun analyzing the operations of Pulaski and its Subsidiaries and Affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and (ii) developed a plan for becoming

Year  2000  compliant  in a timely  manner,  the  implementation  of which is on schedule in all material respects. Pulaski reasonably believes that it will become Year 2000 compliant for its operations and those of its Subsidiaries and Affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         (b) Pulaski reasonably believes any suppliers and vendors that are material to the operations of Pulaski and its Subsidiaries and Affiliates (taken as a whole) will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                               CONDITIONS OF LOAN


         The obligation of the Bank to make the Loan is subject to each of the following conditions precedent:

         6.1 Approval of Bank's Counsel. All legal matters incident to the Loan, including all documents and opinions, shall be reasonably satisfactory to counsel for the Bank.

         6.2 Evidence of Corporate Action. The Bank shall have received (i) certified copies of papers evidencing all corporate action taken by the Borrowers to authorize this Agreement, the Note and the borrowing hereunder, and
(ii) such other papers as the Bank shall reasonably require.

         6.3 Opinion of Borrowers' Counsel. The Bank shall have received a favorable written opinion of counsel for the Borrowers, dated as of the date of the making of the Loan, substantially in the form of Exhibit D attached hereto and otherwise satisfactory in form and substance to the Bank and its counsel.

         6.4 Acquisition of Seller. Dawson shall have acquired the assets of the Seller in accordance with the Asset Purchase Agreement by and among Dawson, the Seller, James S. Dawson and Jack E. Dawson previously delivered to and approved by the Bank.

         6.5 Compliance. At the time of the making of the Loan (i) the Borrowers shall have complied and shall then be in compliance in each case in all material respects with all the terms, covenants and conditions of this Agreement that are applicable to it, (ii) there shall exist no Event of Default and no Default shall have occurred and be continuing, and (iii) the representations and warranties contained in Article V hereof shall, except to the extent that they relate solely to an earlier date, be true in all material respects with the same effect as though such representations and warranties had been made at the time of the making of the Loan

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS


         Until payment in full of the Note and performance of all other monetary obligations of Borrowers hereunder, except those set forth in Section 11.4, Pulaski will:

         7.1 Financial Statements. Furnish to the Bank (i) as soon as available but in no event more than forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet of Pulaski and its Subsidiaries as of the end of such quarter and a consolidated income statement and a consolidated statement of cash flows for such quarter and for that portion of the fiscal year ending on the last day of such quarter, accompanied by a schedule setting forth the calculations to show compliance with the financial covenants contained herein, certified by the chief executive officer or the chief financial officer of Pulaski, together with a certificate of that officer stating whether any event has occurred or condition exists that constitutes an Event of Default or a Default hereunder, and, if so, stating the facts with respect thereto; (ii) as soon as available, but in no event more than one hundred twenty (120) days after the close of each of Pulaski's fiscal years, a copy of the annual audit report of Pulaski in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding year and certified by independent certified public accountants satisfactory to the Bank, which report shall include a consolidated balance sheet of Pulaski and its Subsidiaries of the end of such fiscal year, a consolidated income statement of Pulaski and its Subsidiaries for such fiscal year, and consolidated statements of stockholders' equity and of cash flows of Pulaski and its Subsidiaries for such fiscal year, accompanied by a certificate of said accountants stating that in the course of making their audit they did not discover any condition existing as of the end of such fiscal year that constituted an Event of Default or a Default hereunder, or, if they did, stating the facts with respect thereto; (iii) promptly upon their receipt, copies of all management letters received by Pulaski from its accountants; and (iv) such additional information, reports or statements as the Bank may from time to time reasonably request. Pulaski will also upon request, and will cause its Subsidiaries to permit the Bank and its agents to inspect its books and records and those of its Subsidiaries during normal business hours and discuss their affairs with their officers and employees and the officers and employees of its Subsidiaries.

         7.2 Taxes. Pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, and cause its Subsidiaries to do so, unless and to the extent only that such taxes, assessments and governmental charges shall be contested by them in good faith and by appropriate proceedings, and Pulaski shall have set aside on its books adequate reserves with respect to any such tax, assessment or charge so contested.

         7.3 Insurance. Maintain and cause its Subsidiaries to maintain adequate insurance with responsible companies reasonably satisfactory to the Bank in such amounts and against such risks as is customarily carried by owners of similar businesses and property.

         7.4 Corporate Existence. Maintain and cause its Restricted Subsidiaries to maintain its and their corporate existence in good standing.

         7.5 Properties. Maintain, preserve and protect and cause its Restricted Subsidiaries to maintain, preserve and protect all franchises and trade names and preserve all the remainder of their property used or useful in the conduct of their business and keep the same in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto (subject to the limitations of Section 8.6 hereof) so that the business carried on in connection therewith may be properly and efficiently conducted at all times, and permit the Bank and its agents to enter upon and inspect such properties during normal business hours, provided that nothing contained herein shall require Pulaski or any of its Restricted Subsidiaries to repair, maintain or replace any property which is not of substantial use in the business of Pulaski or any such Restricted Subsidiary and nothing contained herein shall prevent Pulaski or any Restricted Subsidiary from selling or otherwise disposing of any such property if such property is no longer of substantial use in the business of Pulaski or such Restricted Subsidiary.

         7.6 Employee Benefit Pension Plans. During each year within the time required by law, pay contributions that in the judgment of the chief executive and chief financial officers of Pulaski after reasonable inquiry are believed adequate to meet at least all applicable minimum funding standards set forth in Sections 302 through 305 of ERISA, with respect to each employee benefit plan of Pulaski and any of its Subsidiaries covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with Pulaski or any of its Subsidiaries, are treated as a single employer, under Section 414 of the Internal Revenue Code of 1986, as amended), and file or cause to be filed each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each year and notify the Bank within ten (10) days of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that could reasonably be expected to constitute grounds for termination of any such plan by PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, provided that nothing contained herein shall prohibit Pulaski or any of its Subsidiaries from terminating any such plan if it has theretofore complied with the provisions of this Section.

         7.7 Compliance With Laws. Comply and cause each of its Subsidiaries to comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over them, including, without limitation, the Americans with Disabilities Act of 1990 and those laws, rules, regulations and orders relating to the environment.

         7.8 Notice of Environmental Matters. Immediately advise the Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or, to the knowledge of either Borrower, threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting the business operations of Pulaski or any of its Subsidiaries, and (ii) all claims made or, to the knowledge of either Borrower, threatened by any third party against Pulaski or any of its Subsidiaries relating to damages, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials and immediately notify the Bank of any remedial action taken by either Borrower in response to any such action or claim or threatened action or claim with respect to the business operations of Pulaski or any of its Subsidiaries.

         7.9 Deposit Account. Maintain the principal depository account of Pulaski with the Bank.

         7.10 Repayment of Loans. Repay not less than Three Million Five Hundred Thousand Dollars ($3,500,000) of term loans (including the Loan) of Pulaski in each of its fiscal years.

         7.11 Year 2000 Compliance. Promptly notify the Bank in the event either Borrower determines that any computer application which is material to the operations of Pulaski or any of its Subsidiaries or any of their material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS


         Until payment in full of the Note and performance of all other obligations of the Borrowers hereunder other than those set forth in Section 11.4, without the written consent of the Bank, Pulaski will not:

         8.1 Borrowing. Create, incur, assume or suffer to exist any liability for borrowed money or the deferred payment for goods and services or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any liability for borrowed money or the deferred payment for goods and services, except (i) liabilities under this Agreement, (ii) liabilities in existence as of the date of this Agreement which are described on Schedule 1 attached hereto,
(iii) accrued expenses and trade accounts payable arising in the ordinary course of business and payable on customary terms, (iv) purchase money obligations

(including capitalized lease obligations), provided no such obligations in excess of Five Hundred Thousand Dollars ($500,000) are incurred in any fiscal year, and (v) liabilities under any interest rate protection agreement relating to the Loan or any other indebtedness permitted hereby.

         8.2 Mortgages and Pledges. Create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, or permit any of its Restricted Subsidiaries to do so, except (i) liens for taxes not yet delinquent or being contested in good faith and by appropriate proceedings; (ii) liens in connection with workers' compensation, unemployment insurance, or other social security obligations; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, and other obligations of like nature arising in the ordinary course of business; (iv) mechanic's, workman's, materialman's, landlord's, carrier's, or other like liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith; (v) mortgages, pledges, liens and encumbrances in favor of the Bank; (vi) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in the title thereto, which do not, in the opinion of Pulaski, materially impair the use of such property in the operation of the business of Pulaski or any of its Subsidiaries or the value of such property for the purposes of such business; (vii) any mortgage, encumbrance or other lien upon, or security interest in, any property hereafter acquired by Pulaski or any of its Subsidiaries created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, encumbrance or lien upon, or security interest in, any such property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any mortgage, encumbrance or other lien or security interest without the assumption thereof to the extent they are not prohibited under Section 8.6, provided that each such mortgage, encumbrance, lien or security interest shall attach only to the property so acquired and fixed improvements thereon; (viii) liens existing on the date of this Agreement which are described on Schedule 2 attached hereto; and (ix) liens for judgments which do not otherwise constitute an Event of Default. Nothing contained in this Section 8.2 shall prohibit either Borrower or any of its Restricted Subsidiaries from entering into any lease required to be capitalized by GAAP in accordance with the Financial Accounting Standards Board Statement No. 13 (Accounting for Leases) in effect on June 1, 1992, provided such lease is not otherwise prohibited by the terms of this Agreement.

         8.3 Merger, Acquisition or Sale of Assets. Enter into any merger or consolidation with, or acquire all or substantially all of the assets of, any person, firm, joint venture or corporation (except for investments not exceeding $5,000,000 in the aggregate), or sell, lease or otherwise dispose of all or substantially all of its assets except in the ordinary course of its business, or permit any of its Restricted Subsidiaries to do so.

         8.4 Contingent Liabilities. Assume, guarantee, endorse or otherwise become surety for or upon the obligation of any other person, firm, joint venture or corporation, or permit any of its Restricted Subsidiaries to do so, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         8.5 Investments. Purchase or acquire the obligations or stock of, or any other interest in, any other person, firm, joint venture, corporation or other enterprise whatsoever, or permit any Restricted Subsidiary to do so, except (i) accounts receivable arising in the ordinary course of its business and other receivables arising out of the sale of equipment which is not prohibited by Section 8.3; (ii) certificates of deposit issued by banks that are members of the Federal Reserve System and have total assets of not less than One Billion Dollars ($1,000,000,000); (iii) direct obligations of the United States of America; (iv) obligations of agencies of the United States Government if the payment of all principal and interest thereof is guaranteed by the United States of America; (v) commercial paper issued by corporations domiciled in the United States of America and maturing within nine (9) months or less from the date of investment and given the highest rating by Moody's Investors Service, Inc. or by Standard and Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.; (vi) repurchase agreements having maturities not more than one (1) year from the date of acquisition which are entered into with banking institutions described in clause (ii) above; and (vii) money market funds or mutual funds which invest solely in obligations described in clauses (i), (ii), (iii) and
(iv) of this Section 8.5 and (viii) any such investments which do not exceed $5,000,000 in the aggregate for Pulaski and its Subsidiaries.

         8.6 Capital Expenditures. Make any capital expenditures exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate for Pulaski and its Subsidiaries in fiscal year 1999 or in any fiscal year thereafter, or permit any of its Subsidiaries to do so.

         8.7 Sale and Leaseback. Directly or indirectly enter into, or cause any of its Restricted Subsidiaries to enter into, any arrangement whereby either Pulaski or any such Restricted Subsidiary shall sell or transfer any of the fixed assets then owned by either of them and shall thereupon or within one year thereafter rent or lease the assets so sold or transferred.

         8.8 Loans. Make or permit any of its Restricted Subsidiaries to make loans or advances to any person, firm, joint venture or corporation, except in the normal course of business and except that Pulaski or any of its Subsidiaries may make loans to its employees, provided the aggregate amount of all such loans to employees (other than advances in the ordinary course of business for travel and other expenses, which shall not be limited by this section) does not exceed One Million Dollars ($1,000,000) at any time outstanding.

         8.9 Environmental Law Compliance. Use or permit any other party to use any Hazardous Materials at any of the places of business of Pulaski or any of its Subsidiaries except such materials as are incidental to their normal course of business, maintenance and repair, and are in strict accordance with applicable laws, unless such use will not cause or result in and might not reasonably be expected to cause or result in a Material Adverse Effect. If the Bank has reasonable cause to believe that this covenant has or will be violated, Pulaski agrees to permit the Bank, its agents, contractors and employees to enter and inspect any of the places of business of Pulaski, and agrees to cause any of its Subsidiaries to permit such entry and inspection as to any place of business of such Subsidiary, at any reasonable times upon three (3) days' prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Pulaski is complying with this covenant and to pay the reasonable costs for such inspections if the Bank has reasonable cause to believe a violation of this Section has occurred.
Pulaski shall provide the Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by business operations of Pulaski or any of its Subsidiaries within five (5) days of the request therefor.

         8.10 Use of Proceeds. Use or permit any Subsidiary to use, all or any part of the proceeds of any of the Loan for the purpose of purchasing or carrying any margin stock, as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or otherwise in violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

         8.11 Business. Engage in any business other than the business in which Pulaski and its Subsidiaries are presently engaged and any business of substantially the same type.

         8.12 Accounting. Change the fiscal year or method of accounting of Pulaski.

         8.13 Subsidiaries. Organize, acquire or own any Restricted Subsidiary (other than a Borrower), unless such restricted Subsidiary unconditionally guarantees the Loan pursuant to a guaranty in form and substance satisfactory to the Bank and its counsel.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

         Until payment in full of the Note and performance of all other obligations of the Borrowers hereunder other than those set forth in Section 11.4, without the written consent of the Bank, of the Borrowers will not:

         9.1 Funded Debt to EBITDA. Permit the Ratio of Funded Debt to EBITDA of Pulaski and its Subsidiaries to exceed 3.25 to 1 as of the end of the fiscal quarters ending on or about April 30, 1999, on or about July 31, 1999, and on or about October 31, 1999; or to exceed 3.0 to 1 as of the end of the fiscal quarter ending on or about January 31, 2000, or as of the end of any fiscal quarter thereafter.

         9.2 Funded Debt to Capitalization. Permit the Ratio of Funded Debt to Capitalization of Pulaski and its Subsidiaries to exceed 0.50 to 1 as of the end of the fiscal quarter ending on or about April 30, 1999, or as of the end of any fiscal quarter thereafter.

         9.3 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of Pulaski and its Subsidiaries to be less than 1.50 to 1 as of the end of the fiscal quarter ending on or about April 30, 1999, or as of the end of any fiscal quarter thereafter.

                                    ARTICLE X

                                EVENTS OF DEFAULT


         If one or more of the following events of default (each an "Event of Default") shall occur:

         10.1 Default shall be made by the Borrowers in the payment of any interest upon the Note when such interest is due and payable, and such default shall continue for a period of five (5) days; or

         10.2 Default shall be made in the payment of any principal of the Note, when and as the same becomes due and payable, whether at the stated maturity thereof or by acceleration or otherwise; or

         10.3 Default shall be made in the due observance or performance of any term, covenant, or agreement contained in Article VIII or Article IX of this Agreement and such default shall continue unremedied for a period of thirty (30) days, or default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Bank to the Borrowers; or

         10.4 Default shall be made in the payment of any installment of principal or interest on any indebtedness of Pulaski or any of its Subsidiaries to the Bank other than the Loan, when and as the same becomes due and payable, whether at the stated maturity thereof or by acceleration or otherwise; or

         10.5 A custodian, other than a trustee, receiver or agent appointed or authorized to take charge of less than substantially all of the property of Pulaski or any of its Restricted Subsidiaries for the purpose of enforcing a lien against such property, is appointed for, or takes possession of any material property or assets of, Pulaski or any of its Restricted Subsidiaries; or

         10.6 Any representation or warranty made by either Borrower herein or any statement or representation made in any certificate, report or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

         10.7 Either Pulaski or any of its Restricted Subsidiaries shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

         10.8 A trustee or receiver (other than a custodian described in Section 10.5) shall be appointed for Pulaski or any of its Restricted Subsidiaries or for a substantial part of the properties of any of them without the consent of either Borrower, as the case may be, and not be discharged within thirty (30) days; or

         10.9 Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency or liquidation proceedings shall be instituted, by or against Pulaski or any of its Restricted Subsidiaries, and, if commenced or instituted against either, be consented to by any of them, as the case may be, or remain undismissed for a period of forty-five (45) days; or

         10.10 Any default shall be made in the performance of any other obligation or obligations incurred in connection with any indebtedness for borrowed money of Pulaski or any of its Subsidiaries aggregating One Million Dollars ($1,000,000) or more, if such default causes the holder of such notes or indebtedness (or a trustee on behalf of such holder) to cause them or it to become due prior to their or its stated maturity, or any such note or indebtedness becomes due prior to its stated maturity or shall not be paid when due; or

         10.11 One or more final judgments for the payment of money aggregating in excess of One Million Dollars ($1,000,000) which is or are not adequately insured or indemnified against shall be rendered at any time against Pulaski or any of its Subsidiaries (and not satisfied or otherwise discharged) and the same shall remain undischarged for a period of thirty (30) days during which time execution shall not be effectively stayed; or

         10.12 Either Pulaski or any of its Restricted Subsidiaries shall be in default under the terms of any interest rate protection agreement to which either Pulaski or any of its Restricted Subsidiaries is a party and such default shall continue after any applicable grace period or if there is no grace period, for a period of thirty (30) days, or as a result of any default any other party to such agreement shall have the right to exercise any remedy thereunder; or

         10.13 Any substantial part of the properties of Pulaski or any of its Restricted Subsidiaries shall be sequestered or attached and shall not have been returned to the possession of Pulaski or any of its Restricted Subsidiaries or released from such attachment within thirty (30) days; or

         10.14 The occurrence of a Reportable Event as defined in Section 4043 of ERISA which could constitute grounds for termination of any employee benefit plan of Pulaski or any of its Subsidiaries covered by ERISA by the PBGC or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such plan, then, (A) upon the occurrence of an Event of Default described in Section 10.9 hereof, (i) the entire outstanding principal balance of the Note and all accrued interest thereon and all other amounts payable by the Borrowers to the Bank shall automatically and immediately become due and payable without presentment, demand, protest or any notice of any kind, or any other action by or on behalf of the Bank, all of which are hereby waived, anything contained herein or in the Note to the contrary notwithstanding, and (ii) the Bank may proceed to enforce payment of the Note and to exercise any and all of its rights hereunder, under the Note, or otherwise available to the Bank, and (B) upon the occurrence of any Event of Default other than an Event of Default described in Section 10.9 hereof, the Bank may, by written notice to Pulaski, declare the Note to be forthwith due and payable, whereupon the Note shall be forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, and the Bank may proceed to enforce payment of the Note and exercise any and all of their rights hereunder, under the Note or otherwise available to the Bank. In the event the Bank demands payment under the provisions of this Section 10 during any unexpired Interest Period, the Borrowers will pay, in addition to principal and interest, all reasonable losses, expenses and liabilities which Bank may sustain as the result of such acceleration (including, without limitation, breakage costs and funding losses, determined as provided in Section 4.2).

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS


         11.1 Costs and Expenses. The Borrowers will pay all reasonable out-of-pocket expenses incurred by the Bank in connection with the negotiation and preparation of this Agreement and the Note (whether or not the transactions hereby contemplated shall be consummated), the making of the Loan hereunder, any waiver of any provision hereof, or any amendment or amendment and restatement hereof, the enforcement of the rights of the Bank in connection with this Agreement or with the Loan or the Note, including, but not limited to, the reasonable fees and disbursements of counsel for the Bank, provided the fees of counsel for the negotiation and preparation of this Agreement and the Note do not exceed Fifteen Thousand Dollars ($15,000).

         11.2 Setoffs. If an Event of Default shall have occurred and be continuing, the Bank shall have the right to setoff against all property of either Borrower now or at any time hereafter in the Bank's possession in any capacity whatever (including, without limitation, any balance or share of any deposit, trust or agency account) as security for all liabilities of the Borrowers to the Bank.

         11.3 Cumulative Rights and No Waiver. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

         11.4     Indemnification of the Bank

         (a) Each Borrower shall indemnify, defend and hold the Bank and its respective successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, reasonable costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from the business operations of Pulaski or any of its Subsidiaries or in the surface or ground water arising from the business operations of Pulaski or any of its Subsidiaries or gaseous emissions arising from the business operations of Pulaski or any of its Subsidiaries or any other condition existing or arising from the business operations of Pulaski or any of its Subsidiaries resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of Pulaski or any of its Subsidiaries, the Bank or any third parties. The obligations of the Borrowers under this paragraph shall survive the repayment of the Loan.

         (b) From and at all times after the date of this Agreement, and in addition to all of the Bank's other rights and remedies against the Borrowers, each Borrower agrees to hold the Bank harmless from, and to indemnify the Bank against all losses, damages, reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees, costs and expenses) incurred by the Bank from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, action or proceeding by any person other than one of the Borrowers, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of, or the financing transactions contemplated by, this Agreement, the Note and any other documents relating to the Loan, or the furnishing of funds to either Borrower by the Bank, pursuant to this Agreement; provided, however, that the foregoing indemnification shall not protect the Bank from loss, damage, cost or expense directly attributable to its willful misconduct or gross negligence. All of the foregoing losses, damages, reasonable costs and expenses of the Bank shall be payable by the Borrowers within five (5) days after demand by the Bank.

         (c) The undertakings contained in this Section 11.4 are in addition to any contained in any security agreement, deed of trust or other collateral document now or hereafter delivered to or for the benefit of the Bank.

         11.5 Mandatory Arbitration. Any controversy or claim between or among the parties hereto, including, but not limited to, those arising out of or relating to this Agreement, the Note or any other related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S.") and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

         (a) Special Rules. The arbitration shall be conducted in Roanoke, Virginia, and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall, upon a showing of cause, be permitted to extend the commencement of such hearing only for up to an additional sixty (60) days.

         (b) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. ss. 91 or any substantially equivalent state law; (iii) limit the right of the Bank (A) to exercise self-help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver or the right of Pulaski or Dawson to contest any such action; or (iv) limit the right of any party to initiate a proceeding under the United States Bankruptcy Code. The Bank may exercise such self-help rights, foreclose upon such property, sell or otherwise dispose of collateral after default or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self-help remedies nor the institution or maintenance of an action for foreclosure or for provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies. No provision in this Agreement regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in this Agreement for arbitration of any controversy or claim.

         11.6 Joint and Several Obligations. The obligations of the Borrowers under this Agreement and the Note shall be joint and several.

         11.7 Notices. Any notice shall be conclusively deemed to have been received by a party hereto and be effective on the day on which delivered to such party at the addresses set forth below (or at such other address as such party shall specify to the other party in writing) or if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at said address:

                  If to the Borrowers:

                           Pulaski Furniture Corporation
                           One Pulaski Square
                           Post Office Box 1371
                           Pulaski, Virginia  24301

                           Attn:    Carl Hoffman
                                    Chief Financial Officer

                  If to the Bank:

                           NationsBank, N.A.
                           302 South Jefferson Street  (Zip 24011)
                           Post Office Box 14111
                           Roanoke, Virginia  24038-4111

                           Attn:    James D. Cockey
                                    Senior Vice President


         11.8 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with GAAP except that interim financial statements shall be subject to year-end adjustments and the omission of footnotes.

         11.9 Entire Agreement. This Agreement (including the Note and other agreements and documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

         11.10 Applicable Law. This Agreement and the Note shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

         11.11 Amendments, Etc. No amendment of any provision of this Agreement or the Note shall be effective unless it is in writing and signed by the Borrowers and the Bank, and no waiver of any provision of this Agreement or the Note, nor consent to any departure by either Borrower therefrom, shall be effective unless it is in writing and signed by the Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

         11.12 Survivorship. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Loan herein contemplated and the execution and delivery of the Note and shall continue in full force and effect so long as the
Note is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of either Borrower which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of the Bank.

         11.13 Headings. Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         11.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                   PULASKI FURNITURE CORPORATION


                                   By
                                     ---------------------------------
                                   Its
                                      --------------------------------

                                   DAWSON FURNITURE COMPANY, INC.


                                   By
                                     ---------------------------------
                                   Its
                                      --------------------------------


                                   NATIONSBANK, N.A.


                                   By
                                     ---------------------------------
                                   Its
                                      --------------------------------